JOINT FILING AGREEMENT AND POWER OF ATTORNEY

The undersigned, the Estate of Edith L. Tomasko, hereby agrees, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that a Joint Schedule 13D or Schedule 13G and any amendment thereto be filed on behalf of each signatory to the Scripps Family Agreement dated October 22, 1995, as amended, in respect of (a) the Class A Common Shares of The E. W. Scripps Company ("EWSCO") and (b) the Class A Common Shares of Scripps Networks Interactive, Inc. ("SNI").

Know all by these present, that the undersigned does hereby constitute and appoint Miramar Services, Inc., Bruce W. Sanford and John M. Gherlein, and each of them, as the undersigned's true and lawful attorneys-in-fact and agents to do any and all things, and execute any or all instruments which, after the advice of counsel, said attorneys and agents may deem necessary and advisable to enable the undersigned to comply with the Exchange Act and any rules and regulations and requirements of the Securities and Exchange Commission ("SEC") in connection with the Scripps Family Agreement among the undersigned, EWSCO, SNI and certain other parties, including specifically, but without limitation thereof, power of attorney to sign the undersigned's name to a Form ID, Schedule 13D or 13G and any amendments thereto, or a Form 144, Form 3, Form 4 or Form 5 and any amendments thereto, to be filed with the SEC in respect of the shares of capital stock of EWSCO or SNI; and the undersigned does hereby ratify and confirm all that any of said attorneys and agents shall do or cause to be done by virtue hereof.
Executed on this 15th day of May, 2014.

Estate of Edith L. Tomasko




Name:  /s/ Cody Dubuc
Co-Personal Representative of the Estate of Edith L. Tomasko



Name:  /s/ Careen Cardin
Co-Personal Representative of the Estate of Edith L. Tomasko